EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-2 of Callon Petroleum Company of our report dated November 21, 1997 relating to the statement of revenues and direct operating expenses of 61% of Chevron U.S.A. Inc.'s working interest in Mobile 864 Unit Outer Continental Shelf acquired by Callon Petroleum Operating Company, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/  PRICE WATERHOUSE LLP
San Francisco, California
November 21, 1997